EXHIBIT 4.2

MID-AMERICA APARTMENTS, L.P.,

Issuer

MID-AMERICA APARTMENT COMMUNITIES, INC.

– and –

U.S. BANK NATIONAL ASSOCIATION,

            Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of November 9, 2015

to

INDENTURE

Dated as of October 16, 2013

i

ii

THIS THIRD SUPPLEMENTAL INDENTURE dated as of November 9, 2015 (this “Third Supplemental Indenture”) among MID-AMERICA APARTMENTS, L.P., a limited partnership duly organized and existing under the laws of the State of Tennessee (hereinafter called the “Operating Partnership”), having its principal executive office located at 6584 Poplar Avenue, Memphis, Tennessee 38138, MID-AMERICA APARTMENT COMMUNITIES, INC., a corporation duly organized and existing under the laws of the State of Tennessee and the sole general partner of the Operating Partnership (hereinafter called the “Guarantor”), having its principal executive office located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as trustee (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the Operating Partnership and the Guarantor have executed and delivered to the Trustee an Indenture dated as of October 16, 2013 (the “Original Indenture”) providing for the issuance from time to time of the Operating Partnership’s Securities (as defined in the Original Indenture) in one or more series;

WHEREAS, Sections 201, 301 and 901(5) of the Original Indenture provide that the Operating Partnership, the Guarantor and the Trustee may, without the consent of any Holders (as defined in the Original Indenture) of Securities, enter into one or more indentures supplemental thereto to establish the form and terms of the Securities of any series issued pursuant to the Original Indenture;

WHEREAS, the Operating Partnership desires to issue the Operating Partnership’s 4.000% Senior Notes due 2025 (the “Notes”), a new series of Securities;

WHEREAS, Section 901(2) of the Original Indenture provides that the Operating Partnership, the Guarantor and the Trustee may, without the consent of any Holders of Securities, enter into one or more indentures supplemental thereto to add to the covenants of the Operating Partnership or the Guarantor for the benefit of the Holders of any or all series of Securities, Section 901(3) of the Original Indenture provides that the Operating Partnership, the Guarantor and the Trustee may, without the consent of any Holders, enter into one or more indentures supplemental thereto to add any additional Events of Default with respect to all or any series of Securities, and Section 901(12) of the Original Indenture provides that the Operating Partnership, the Guarantor and the Trustee may, without the consent of any Holders of Securities, enter into one or more indentures supplemental thereto to amend or supplement any provisions contained therein so long as such amendment or supplement does not apply to any Outstanding Security issued prior to the date of the supplemental indenture effecting such amendment or supplement, as the case may be, and entitled to the benefits of such provision;

WHEREAS, the Operating Partnership and the Guarantor, pursuant to the foregoing authority, propose in and by this Third Supplemental Indenture to establish the form and terms of the Notes and to amend and supplement in certain respects the Original Indenture; and

WHEREAS, the Operating Partnership and the Guarantor have authorized the execution and delivery of this Third Supplemental Indenture and all things necessary to make the Notes, when executed by the Operating Partnership and authenticated and delivered, the valid obligations of the Operating Partnership in accordance with their terms and to make this Third Supplemental Indenture a valid agreement of the Operating Partnership and the Guarantor in accordance with its terms have been done.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND OTHER

PROVISIONS OF GENERAL APPLICATION

Section 1.01. Certain Provisions of General Application. Except as otherwise expressly provided in or pursuant to this Third Supplemental Indenture or unless the context otherwise requires, for all purposes of this Third Supplemental Indenture:

(1)	the terms defined in Section 1.02 of this Third Supplemental Indenture have the meanings assigned to them in Section 1.02, and include the plural as well as the singular;

(2)	the terms Operating Partnership, Guarantor, Trustee and Indenture and all other terms used herein which are defined in the Original Indenture shall, unless otherwise expressly provided in Section 1.02 of this Third Supplemental Indenture, have the meanings assigned to them in the Original Indenture;

(3)	all other terms, if any, used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(4)	all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(5)	the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(6)	the word “or” is always used inclusively (for example, the phrase “A or B” means “A or B or both”, not “either A or B but not both”);

(7)	provisions apply to successive events and transactions;

(8)	the term “merger” includes a statutory share exchange and the terms “merge” and “merged” have correlative meanings;

(9)	the masculine gender includes the feminine and the neuter;

(10)	references to agreements and other instruments include subsequent amendments and supplements thereto;

(11)	if expressly so indicated herein, certain terms defined in Section 1.02 of this Third Supplemental Indenture supersede and replace, but only insofar as relates to the Notes, the corresponding definitions in the Original Indenture; and

(12)	unless otherwise expressly stated or the context otherwise requires, references in this Third Supplemental Indenture (including, without limitation, references in any covenants or other provisions added to the Original Indenture pursuant to this Third Supplemental Indenture) to the “date of this Indenture”, and similar references mean November 9, 2015.

Section 1.02. Additional Definitions. Section 101 of the Original Indenture is hereby amended and supplemented, but solely insofar as relates to the Notes, to add the following definitions, all in appropriate alphabetical sequence; provided that the definitions of the terms “Board Resolution,” “Debt,” “Lien” and “Subsidiary” set forth below in this Section 1.02 supersede and replace, but solely insofar as relates to the Notes, the definitions of such terms appearing in Section 101 of the Original Indenture and such terms, as used in the Original Indenture but solely insofar as relates to the Notes, shall have the respective meanings set forth below.

“Adjusted Total Assets” means, as of any date, the sum of (without duplication) (i) Undepreciated Real Estate Assets on such date and (ii) all other assets (excluding accounts receivable and intangibles) of the Operating Partnership and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

“Annual Debt Service Charge” for any period means interest expense of the Operating Partnership and its Subsidiaries for such period including, without duplication, (1) all amortization of debt discount, (2) all accrued interest, (3) all capitalized interest and (4) the interest component of all capitalized lease obligations, all determined on a consolidated basis in accordance with GAAP.

“Board Resolution” means, when used with respect to the Operating Partnership or the Guarantor, a copy of one or more resolutions, certified by the Secretary or an Assistant Secretary of the Operating Partnership (in the case of resolutions of the Board of Directors of the Operating Partnership) or of the Guarantor (in the case of resolutions of the Board of Directors of the Guarantor), to have been duly adopted by the Board of Directors of the Operating Partnership or the Guarantor, as the case may be, and to be in full force and effect on the date of such certification, delivered to the Trustee.

“Consolidated Income Available for Debt Service” for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for (without duplication):

(1)	interest expense on Debt,

(2)	provision for taxes based on income,

(3)	amortization of debt discount and deferred financing costs,

(4)	the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP,

(5)	provisions for gains and losses on sales or other dispositions of properties and other investments,

(6)	depreciation and amortization,

(7)	gains or losses on early extinguishment of Debt,

(8)	all prepayment penalties and all legal, accounting, financial advisory and similar costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed),

(9)	the effect of any item that is non-cash and non-recurring, and

(10)	amortization of deferred charges,

all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period, excluding (without duplication) (1) gains and losses on sales of properties and other investments, (2) extraordinary items, (3) property valuation gains and losses (including impairment charges), and (4) the portion of net income (loss) of the Operating Partnership and its Subsidiaries allocable to noncontrolling interest, all determined on a consolidated basis in accordance with GAAP.

“Debt” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (without duplication):

(1)	borrowed money or evidenced by bonds, notes, debentures or similar instruments,

(2)	indebtedness secured by any Lien on any property or assets owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the Board of Directors of such Person or, if such Person is a Subsidiary of the Operating Partnership, by the Board of Directors of the Operating Partnership) of the property subject to the Lien,

(3)	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other Debt of such Person or any of its Subsidiaries if such other Debt appears as a liability on the consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP) or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, and

(4)	any lease of property by such Person as lessee that is or is required to be reflected on such Person’s balance sheet as a capitalized lease in accordance with GAAP,

in the case of items of indebtedness under clauses (1) through (3) above to the extent that any such items (other than letters of credit) would appear as liabilities on such Person’s balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business and other than solely as a result of Non-Recourse Exclusions except to the extent of any amounts payable by such Person pursuant to any such Non-Recourse Exclusions or any related claims or liabilities), Debt of another Person of the type referred to in clauses (1), (2), (3) or (4) above (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee (on a non-contingent basis), incur or otherwise become liable in respect thereof), provided, however, that the term “Debt” will not include any such indebtedness that has been the subject of an “in substance” defeasance in accordance with GAAP or Intercompany Debt (or a non-contingent obligation to be liable for, or to pay, Intercompany Debt).

“Intercompany Debt” means Debt of the Operating Partnership or any of its Subsidiaries so long as (1) the only Persons liable for the payment of such Debt, whether as obligor, guarantor or otherwise, are the Operating Partnership or any of its Subsidiaries, (2) such Debt is held solely by the Operating Partnership or any of its Subsidiaries and (3) such Debt is expressly subordinated in right of payment to the prior payment in full of all Notes outstanding under this Indenture; provided, however, that any such Debt shall be deemed Intercompany Debt only for so long as the conditions set forth in clauses (1) through (3) above shall continue to be satisfied and, if at any time any of such conditions shall not continue to be satisfied with respect to any such Debt, then such Debt will, at such time, cease to be Intercompany Debt and the Operating Partnership or such Subsidiary, as the case may be, will be deemed to have incurred, at such time, an amount of Debt equal to the outstanding amount of such Debt at such time.

“Lien” means any mortgage, deed of trust, deed to secure Debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Non-Recourse Exclusions” means any usual and customary exclusions from the non-recourse limitations governing non-recourse Debt, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the real property securing such non-recourse Debt, (iii) arise from the presence of hazardous substances on the real property securing such non-recourse Debt, or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

“Notes” means the Operating Partnership’s 4.000% Senior Notes due 2025, issued pursuant to this Indenture.

“Required Filing Date” has the meaning set forth in Section 1016.

“Secured Debt” has the meaning set forth in Section 1013.

“Subsidiary” means, with respect to any Person, a corporation, partnership association, joint venture, trust, limited liability company or other entity which is required to be consolidated with such Person in accordance with GAAP.

“Third Supplemental Indenture” means the Third Supplemental Indenture dated as of November 9, 2015 among the Operating Partnership, the Guarantor and the Trustee, as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original acquisition and development cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

“Unencumbered Total Asset Value” means, as of any date, the sum of (without duplication) (i) those Undepreciated Real Estate Assets on such date which are not subject to a Lien securing Debt and (ii) all other assets (excluding accounts receivable and intangibles) of the Operating Partnership and its Subsidiaries on such date which are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that all investments by the Operating Partnership or any of its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Unencumbered Total Asset Value to the extent that such investments would have otherwise been included.

“Unsecured Debt” means Debt of the Operating Partnership or any of its Subsidiaries that is not Secured Debt.

ARTICLE 2

FORM AND TERMS OF THE NOTES

Section 2.01. Designation of Notes; Establishment of Form of Notes. Pursuant to Section 301 of the Original Indenture, there is hereby established a new series of Securities which shall be known and designated as the 4.000% Senior Notes due 2025 and which are sometimes referred to in this Third Supplemental Indenture as the “Notes.” Pursuant to Section 201 of the Original Indenture, the Notes shall be substantially in the form attached hereto as Annex A.

Section 2.02. Amount. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is initially limited to $400,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 905 or 1107 of the Indenture, but subject to the Operating Partnership’s right to re-open such series of Securities from time and time for issuance of additional Securities of such series without notice to or the consent of any Holders of Notes; provided, however, that notwithstanding the foregoing, the Notes may not be reopened if the Operating Partnership has effected satisfaction and discharge with respect to the Notes pursuant to Section 401 of the Indenture or has effected legal defeasance or covenant defeasance with respect to the Notes pursuant to Section 402 of the Indenture.

Section 2.03. No Guarantee by Guarantor or any Subsidiary of the Guarantor or the Operating Partnership.

The Notes will not be guaranteed by the Guarantor or any Subsidiary of the Guarantor or the Operating Partnership.

Section 2.04. Issuance. The Notes are issuable only as Registered Securities without Coupons and may (but need not) bear a corporate or other seal of the Operating Partnership or the Guarantor. The Notes shall be issued in book-entry form and evidenced by one or more permanent Global Securities of such series, the initial Depository for the Global Securities of such series shall be The Depository Trust Company and the depository arrangements shall be those employed by whoever shall be the Depository with respect to the Global Securities of such series from time to time. Notwithstanding the foregoing, certificated Notes in definitive form may be issued to beneficial owners of interests in Global Securities of such series in exchange for their respective interests in the Global Securities of such series under the circumstances contemplated by Section 305 of the Indenture.

Section 2.05. Stated Maturity. The final maturity date of the Notes on which the unpaid principal thereof shall be due and payable shall be November 15, 2025.

Section 2.06. Interest. The principal of the Notes shall bear interest at the rate of 4.000% per annum from November 9, 2015 or from the most recent date to which interest has been paid or duly provided for on the Notes, payable semi-annually in arrears on May 15 and November 15 (each such date being an Interest Payment Date for the Notes) of each year, commencing May 15, 2016, to the Holders of the Notes (or one or more Predecessor Securities of such series) registered as such at the close of business on May 1 or November 1 (each such date being a Regular Record Date for the Notes), as the case may be, immediately preceding such Interest Payment Dates, regardless of whether or not any such Regular Record Date is a Business Day. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Any principal of, or premium, if any, or interest on any Notes which is not paid when due shall, to the extent permitted by applicable law, bear interest from the date such amount was originally due to the date of payment of such overdue amount at the rate of interest borne by the Notes. All such interest on overdue amounts shall, to the extent permitted by applicable law, be payable on demand. The Operating Partnership shall not have any right to extend the Interest Payment Dates or interest payment periods for the Notes.

Section 2.07. Place of Payment. The Borough of Manhattan, The City of New York is hereby designated as a Place of Payment for the Notes.

Section 2.08. Optional Redemption; No Sinking Fund. The Notes may be redeemed, at any time in whole or from time to time in part, at the option of the Operating Partnership on the terms and subject to the conditions set forth in the Indenture and in the form of the Note attached as Annex A to this Third Supplemental Indenture. The Notes shall not be subject to a sinking fund or analogous provision.

Section 2.09. Denominations. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.10. Notes Not Convertible or Exchangeable. The Notes shall not be convertible into or exchangeable for Capital Stock or other securities or property (other than exchanges for other Notes as provided in the Indenture).

Section 2.11. Payable in Dollars; No Option for Other Payment Currency. The principal of, and premium, if any, and interest on the Notes shall be payable in Dollars and the Operating Partnership shall not have any right to elect to make, nor shall any Holder of Notes have any right to elect to receive, payment in respect of the Notes in any currency other than Dollars.

Section 2.12. Payments by Reference to Index, Formula, etc. Other than amounts payable upon redemption of the Notes at the option of the Operating Partnership prior to August 15, the amount of payments of principal of, and premium, if any, or interest on the Notes shall not be determined with reference to an index, formula or other similar method.

Section 2.13. Events of Default; Covenants and Other Terms; Waiver of Certain Covenants. The Events of Default with respect to the Notes shall be as provided in Section 501 of the Original Indenture, as amended and restated (but solely insofar as relates to the Notes) by Section 4.03 of this Third Supplemental Indenture. Certain deletions from, modifications of and additions to the covenants and other provisions of the Original Indenture applicable to the Notes (which deletions, modifications and additions are applicable solely insofar as relates to the Notes) are set forth in Article 3 and Article 4 of this Third Supplemental Indenture. The provisions of Section 1008 of the Original Indenture, as amended and restated (but solely insofar as relates to the Notes) by Section 4.06 of this Third Supplemental Indenture, shall be applicable to the Notes.

Section 2.14. Satisfaction and Discharge, Legal Defeasance and Covenant Defeasance. Sections 401 (relating to satisfaction and discharge) and 402 (relating to legal defeasance and covenant defeasance) of the Original Indenture, in each case as amended, solely insofar as relates to the Notes, pursuant to Sections 4.01 and 4.02 of this Third Supplemental Indenture) shall apply to the Notes; provided that (i) the Operating Partnership may effect legal defeasance and covenant defeasance only with respect to all (and not less than all) of the Notes and (ii) the covenants and other obligations, which are subject (solely insofar as relates to the Notes) to covenant defeasance shall be those set forth in the amendment and restatement of Section 402(3) of the Original Indenture set forth in Section 4.01 of this Third Supplemental Indenture.

Section 2.15. No Payment of Additional Amounts. The Operating Partnership shall not be required to pay Additional Amounts in respect of the Notes.

Section 2.16. Paying Agent and Security Registrar. The Operating Partnership’s Office or Agency in the Borough of Manhattan, The City of New York where the Notes may be presented or surrendered for payment of principal of, and premium, if any, and interest on the Notes, where the Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Operating Partnership and the Guarantor in respect of the Notes and the Indenture may be served shall initially be the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, which office at the date of this Third Supplemental Indenture is located at U.S. Bank National Association, Corporate Trust EX-NY-Wall, Administrator for Mid-America Apartments, 100 Wall Street, Suite 1600, New York, NY 10005; provided, however, that, subject to Section 1002 of the Indenture, the Operating Partnership may from time to time designate one or more other Offices or Agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; and provided, further, that the Operating Partnership may subsequently appoint a different Office or Agency in the Borough of Manhattan, The City of New York for such purposes.

The Operating Partnership initially appoints the Trustee as the Security Registrar and Paying Agent for the Notes, and the Trustee hereby accepts such appointment. The Operating Partnership may remove and replace the Security Registrar and Paying Agent for the Notes and appoint another Security Registrar and one or more other Paying Agents with respect to the Notes, subject to compliance with the applicable provisions of the Indenture.

Section 2.17. Other Terms. The Notes shall have such other terms and provisions as are set forth in the form of Note attached hereto as Annex A, all of which terms and provisions are incorporated by referenced in and made a part of this Third Supplemental Indenture as if set forth in full herein.

Section 2.18. References to Premium. As used in the Indenture and this Third Supplemental Indenture with respect to the Notes and in the certificates evidencing the Notes, all references to “premium” on the Notes shall mean any amounts (other than accrued interest) payable upon the redemption of any Notes in excess of 100% of the principal amount of such Notes.

ARTICLE 3

ADDITIONAL COVENANTS FOR THE BENEFIT OF HOLDERS OF NOTES

Section 3.01. Additional Covenants.

Article Ten of the Original Indenture is hereby supplemented, but solely insofar as relates to the Notes, by adding the following new sections to appear immediately after Section 1010 of the Original Indenture and to read in full as follows (and the Table of Contents in the Original Indenture is amended, but solely insofar as relates to the Notes, to insert the section numbers and titles of the following sections in appropriate sequence):

“Section 1011.	Limitation on Incurrence of Total Debt.

“The Operating Partnership will not, and will not cause or permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication):

“(1)	Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

“(2)	the aggregate purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including those obtained by application of the proceeds of such additional Debt, and owned by the Operating Partnership or any of its Subsidiaries as of the date of incurrence of such additional Debt; and

“(3)	the aggregate amount of any securities offering proceeds received by (or contributed to) the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable (or interests therein) or used to reduce Debt of the Operating Partnership or any of its Subsidiaries), including the proceeds obtained from the incurrence of such additional Debt,

“determined on a consolidated basis in accordance with GAAP.

“For clarity, it is understood and agreed that, for purposes of this Section 1011, Debt of a Person existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership shall be deemed to have been incurred by the Operating Partnership or such Subsidiary, as the case may be, on the date of such merger or consolidation or the date such Person becomes a Subsidiary of the Operating Partnership, as the case may be.

“Section 1012.	Ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge.

“The Operating Partnership will not, and will not cause or permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such additional Debt and to the application of the proceeds thereof, determined on a consolidated basis in accordance with GAAP and calculated on the assumptions that:

“(1)	such additional Debt and any other Debt incurred by the Operating Partnership or any of its Subsidiaries since the first day of such four quarter period had been incurred, and the application of the proceeds therefrom (including to repay or retire other Debt) had occurred, on the first day of such period,

“(2)	the repayment or retirement of any other Debt of the Operating Partnership or any of its Subsidiaries since the first day of such four quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and

“(3)	in the case of any acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Operating Partnership’s Board of Directors) in excess of $1,000,000, since the first day of such four quarter period, whether by merger, purchase or sale of Capital Stock or assets, or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

“If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four quarter period had been the applicable rate for the entire such period.

“For clarity, it is understood and agreed that, for purposes of this Section 1012, Debt of a Person existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership shall be deemed to have been incurred by the Operating Partnership or such Subsidiary, as the case may be, on the date of such merger or consolidation or the date such Person becomes a Subsidiary of the Operating Partnership, as the case may be.

“Section 1013.	Limitation on Incurrence of Secured Debt.

“The Operating Partnership will not, and will not cause or permit any of its Subsidiaries to, incur any Debt secured by a Lien upon any property or assets of the Operating Partnership or any of its Subsidiaries, whether owned as of the date of this Indenture or thereafter acquired

(“Secured Debt”), if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the sum of (without duplication):

“(1)	Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

“(2)	the aggregate purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including those obtained by application of the proceeds of such additional Debt, and owned by the Operating Partnership or any of its Subsidiaries as of the date of incurrence of such additional Debt; and

“(3)	the aggregate amount of any securities offering proceeds received by (or contributed to) the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable (or interests therein) or used to reduce Debt of the Operating Partnership or any of its Subsidiaries), including the proceeds obtained from the incurrence of such additional Debt,

“determined on a consolidated basis in accordance with GAAP.

“For clarity, it is understood and agreed that, for purposes of this Section 1013, Debt of a Person existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership shall be deemed to have been incurred by the Operating Partnership or such Subsidiary, as the case may be, on the date of such merger or consolidation or the date such Person becomes a Subsidiary of the Operating Partnership, as the case may be.

“Section 1014.	Maintenance of Unencumbered Total Asset Value.

“The Operating Partnership and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all of outstanding Unsecured Debt of the Operating Partnership and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“For clarity, it is understood and agreed that, for purposes of this Section 1014, Debt of a Person existing at the time such Person is merged or consolidated with or into the Operating Partnership or any of its Subsidiaries or becomes a Subsidiary of the Operating Partnership shall be deemed to have been incurred by the Operating Partnership or such Subsidiary, as the case may be, on the date of such merger or consolidation or the date such Person becomes a Subsidiary of the Operating Partnership, as the case may be.

“Section 1015.	Payment of Taxes and other Claims.

“The Operating Partnership will pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

“(1)	all taxes, assessments and governmental charges levied or imposed upon it or any of its Subsidiaries or upon any income, profits, property or assets of it or any of its Subsidiaries; and

“(2)	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon its property or assets or the property or assets of any of its Subsidiaries,

“provided, however, that the Operating Partnership will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (b) if the non-payment of any such taxes, assessments, charges or claims would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Operating Partnership to pay when due the principal of, and premium, if any, and interest on the Notes.

“Section 1016.	Provision of Financial Information.

“Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, for so long as any Notes are Outstanding under this Indenture, the Operating Partnership shall, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which it would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were so subject, on or prior to the respective dates (each, a “Required Filing Date”) by which it would have been required to file such documents if it were so subject. In addition:

“(1)	if the Operating Partnership is not subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership shall, not later than 15 days after each Required Filing Date, transmit by mail to all Holders of Notes Outstanding under this Indenture, as their names and addresses appear in the Security Register for the Notes, without cost to such holders, copies of the annual reports, quarterly reports and other documents which it would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to such Sections; provided that the Operating Partnership shall not be required to mail any such report or other document to Holders of Notes if such report or other document is publicly available on the Commission’s or the Operating Partnership’s website (provided that within five days after the first time that the Operating Partnership shall make any such reports or documents publicly available on the Operating Partnership’s website, it will disseminate a press release or similar public announcement (using such means of dissemination that is at the time customary for public companies in the United States of America) announcing the availability of such reports and other documents on such website and providing the internet address of such website);

“(2)	the Operating Partnership shall, whether or not it is subject to Section 13 or 15(d) of the Exchange Act, not later than 15 days after each Required Filing Date, file with the Trustee copies of the annual reports, quarterly reports and other documents which it would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to those Sections; and

“(3)	if filing of any such report or other document required by any of the foregoing provisions to be filed with the Commission is not permitted under the Exchange Act, the Operating Partnership shall, promptly upon written request and payment of reasonable costs of duplication and delivery, supply copies of such report or other document to any prospective Holder of Notes (or, in the case of a Global Security evidencing any Notes, any prospective owner of a beneficial interest in such Global Security); provided that the Operating Partnership shall not be required to supply any such report or other document to a prospective owner or Holder if such report or other document is publicly available on the Commission’s or the Operating Partnership’s website.

“Any report or other document which the Operating Partnership is required to mail, file or supply to any Person pursuant to clause (1), (2) or (3) of this Section 1016 may instead be sent to such Person by email if such Person shall have consented in writing (including by email) to email delivery and such email is sent to such Person at such email address as such Person may provide from time to time by notice to the Trustee or, in the case of clause (2) of this Section 1016, as the Trustee may provide from time to time by notice to the Operating Partnership.

ARTICLE 4

AMENDMENTS TO THE INDENTURE

FOR THE BENEFIT OF THE HOLDERS OF THE NOTES

Section 4.01. Amendment to Section 402(3) of the Original Indenture. Section 402(3) of the Original Indenture is hereby amended and restated, but only insofar as relates to the Notes, to read in full as follows:

“(3)

Upon the Operating Partnership’s exercise of the above option applicable to this clause (3) of this Section 402 with respect to the Outstanding Notes, the Operating Partnership and the Guarantor shall be released from their respective obligations under clause (ii) of Section 1005, Sections 1006 and 1007 and Sections 1011 through 1016, inclusive, on and after the date the conditions set forth in clause (4) of this Section 402 are satisfied (hereinafter, “covenant defeasance”), and such Notes shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with any such covenant, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to such Outstanding Notes, and any Guarantees, if any, thereof, each of the Operating Partnership and the Guarantor may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section, or by reason of reference in any such Section, to any other provision herein or in any other document, and such omission to comply shall not constitute a default or an Event of Default under Section 501(3) or otherwise, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.”

Section 4.02. Amendment to Section 402(4) of the Original Indenture. Section 402(4) of the Original Indenture is hereby amended, but only insofar as relates to the Notes, as follows:

(1)	by amending and restating Section 402(4)(c) to read in full as follows:

“(c)	No Event of Default or event which, with notice or lapse of time or both, would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, and, solely in the case of legal defeasance under clause (2) of this Section 402, no Event of Default with respect to the Notes under clause (5) or (6) of Section 501 or event which with notice or lapse of time or both would become an Event of Default with respect to the Notes under clause (5) or (6) of Section 501 shall have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit (it being understood that this condition to legal defeasance under clause (2) of this Section 402 shall not be deemed satisfied until the expiration of such period).”

Section 4.03. Amendment to Section 5.01 of the Original Indenture. Section 501 of the Original Indenture is hereby amended and restated, but only insofar as relates to the Notes, to read in full as follows:

“Section 501.	Events of Default

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

“(1)	default in the payment of any interest on any of the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days; or

“(2)	default in the payment of any principal of, or premium, if any, on any of the Notes when due (whether at Maturity or otherwise); or

“(3)

default in the performance or breach of any covenant or warranty of the Operating Partnership or the Guarantor in this Indenture (other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant or warranty which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of one or more series of Securities other than the Notes) or in any of the Notes, and continuance of such default or breach (without such default or breach having been waived in accordance with the provisions of this Indenture) for a period of 60 days after there has been given, by registered or certified mail, to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

“(4)	default under any bond, note, debenture, mortgage, indenture or other instrument under which there may be issued or outstanding or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any of its Subsidiaries, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor) (in each case including a default with respect to any Outstanding Securities of any other series), whether such indebtedness exists on the date of this Indenture or shall be created, assumed or incurred thereafter, which results in such indebtedness being declared or otherwise becoming due and payable prior to the date on which it would otherwise have become due and payable, or which constitutes a failure to pay when due (after expiration of any applicable grace period) such indebtedness, in an aggregate principal amount in excess of $50,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after there has been given, by registered or certified mail, to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes written notice specifying such default and requiring the Operating Partnership to cause such indebtedness to be discharged or such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

“(5)	the Operating Partnership or any of its Significant Subsidiaries, pursuant to or under or within the meaning of any applicable Bankruptcy Law:

“(i)	commences a voluntary case or proceeding, or

“(ii)	consents to the entry of an order for relief against it in an involuntary case or proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it; or

“(iii)	consents to the appointment of a receiver, trustee, assignee, liquidator, custodian or other similar official under any Bankruptcy Law of it or for all or substantially of its property; or

“(iv)	makes a general assignment for the benefit of creditors; or

“(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

“(i)	is for relief against the Operating Partnership or any of its Significant Subsidiaries in an involuntary case; or

“(ii)	appoints a receiver, trustee, assignee, liquidator, custodian or other similar official under any Bankruptcy Law of the Operating Partnership or any of its Significant Subsidiaries or appoints a receiver, trustee, assignee, liquidator, custodian or other similar official under any Bankruptcy Law for all or substantially all of the property of the Operating Partnership or any of its Significant Subsidiaries; or

“(iii)	orders the liquidation of the Operating Partnership or any of its Significant Subsidiaries,

“and, in each case in this clause (6), the order or decree remains unstayed and in effect for 90 calendar days.”

Section 4.04. Amendment to Section 603 of the Original Indenture. Section 603 of the Original Indenture is hereby amended, but only insofar as relates to the Notes by deleting the reference therein to “Section 501(4)” and replacing such deleted text with “Section 501(3)”.

Section 4.05. Amendment to Section 607 of the Original Indenture.

Section 607 of the Original Indenture is hereby amended, but solely insofar as relates to the Notes, by deleting the reference therein to “Section 501(7) or (8)” appearing in the third paragraph thereof and replacing such deleted text with “Section 501(5) or (6)”.

Section 4.06. Amendment to Article Nine of the Original Indenture. Article Nine of the Original Indenture is hereby amended and restated, but only insofar as relates to the Notes, to read in full as follows:

“ARTICLE NINE

“SUPPLEMENTAL INDENTURES

“Section 901.	Supplemental Indentures Without Consent of Holders.

“Without the consent of any Holders of the Notes or the Holders of any other Securities or Coupons, the Operating Partnership (when authorized by or pursuant to a Board Resolution), the Guarantor (when authorized by or pursuant to a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto to amend or modify (but solely insofar as relates to the Notes) the provisions of this Indenture or the Notes for any of the following purposes:

“(1)	to evidence the succession of another Person to the Operating Partnership or the Guarantor, as the case may be, and the assumption by any such successor of the covenants of the Operating Partnership or the Guarantor, as the case may be, in this Indenture and, in the case of a successor to the Operating Partnership, the Notes; and, if any such successor to the Operating Partnership is not a limited partnership or any such successor to the Guarantor is not a corporation, to make such changes in phraseology but not substance (provided that no such change shall adversely affect the interests of the Holders of any Notes then Outstanding) as may be necessary or appropriate to accommodate such change in type of entity; or

“(2)	to add to the covenants of the Operating Partnership or the Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Operating Partnership or the Guarantor by this Indenture with respect to the Notes; or

“(3)	to add any additional Events of Default with respect to the Notes, provided, however, that in respect of any such additional Events of Default, any such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may limit the right of Holders of a majority in aggregate principal amount of Outstanding Notes to waive such default; or

“(4)	to establish the form or terms of the Notes and any deletions from or additions or changes to this Indenture in connection therewith, including, without limitation, deletions from or additions or changes to Section 902 (provided that any such deletions, additions and changes shall not be applicable to any other series of Securities then Outstanding); or

“(5)	to evidence and provide for the acceptance of the appointment hereunder by a successor Trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 610; or

“(6)	to cure (but solely with respect to the Notes) any ambiguity or to correct or supplement (but solely with respect to the Notes) any provision in this Indenture which may be defective or which may be inconsistent with any other provision of this Indenture, or to make (but solely with respect to the Notes) any other provisions with respect to matters or questions arising under this Indenture that shall not be inconsistent with this Indenture, provided that, in each case, such action shall not adversely affect the interests of the Holders of any Notes Outstanding under this Indenture in any material respect; or

“(7)	to make any change necessary to comply with the Trust Indenture Act; or

“(8)

to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the legal defeasance, covenant defeasance or satisfaction and discharge of the Notes pursuant to Article Four, provided that any such action shall not adversely affect the interests of the Holders of the Securities of any series (including, without limitation, the Notes) or Coupon in any material respect; or

“(9)	to secure the Notes or to add guarantees or additional guarantees or one or more guarantors or additional guarantors (which may include, without limitation, any Subsidiaries of the Operating Partnership) with respect to the Notes and, in the case of any such guarantees or guarantors, to establish the form and terms of such guarantees and to make such changes (but solely with respect to the Notes) to this Indenture and/or the guarantees endorsed on the Notes to provide that any such additional guarantees shall be joint and several with any existing or future guarantees of the Notes, to add Events of Default relating to such guarantors or guarantees, to add any covenants relating to such guarantors and to provide for the circumstances under which such guarantors shall be released from their respective obligations under such guarantees and this Indenture; or

“(10)	to amend or supplement (but solely with respect to the Notes) any provision contained in this Indenture or in any supplemental indenture or in the Notes, including, without limitation, to eliminate (but solely with respect to the Notes) any such provision, provided that such amendment or supplement does not apply to any Outstanding Notes issued prior to the date of the supplemental indenture effecting such amendment or supplement, as the case may be, and entitled to the benefits of such provision; or

“(11)	to conform the terms of this Indenture (solely insofar as it applies to the Notes) or the terms of the Notes to the description thereof contained in any prospectus, prospectus supplement or similar offering document used in connection with the initial offering and sale of the Notes to investors in a public offering, as evidenced by an Officer’s Certificate of the Operating Partnership delivered to the Trustee.

“Section 902.	Supplemental Indentures with Consent of Holders.

“With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, by Act of said Holders delivered to the Operating Partnership and the Trustee, the Operating Partnership (when authorized by or pursuant to a Board Resolution), the Guarantor (when authorized by or pursuant to a Board Resolution) and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating (but solely insofar as relates to the Notes) any of the provisions of this Indenture or of the Notes or of modifying in any manner the rights of the Holders of Notes under this Indenture; provided, that no such supplemental indenture, without the consent of the Holder of each Outstanding Note, shall:

“(1)

change the Stated Maturity of any principal of, or premium, if any, or any installment of interest on, any Note or reduce the principal amount of or any premium, if any, on any Note or reduce the rate of interest on any Note (or modify the calculation of interest on any Note except in a manner that increases such rate of interest), or reduce the amount payable upon redemption of any Note at the option of the Operating Partnership, or change the Place of Payment where or the Currency in which the principal of, or any premium or interest on, any Note, or impair any Holder’s right to institute suit for the enforcement of any payment due on any Notes on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or on or after any other date on which any such principal, premium, if any, or interest shall become due and payable; or

“(2)	reduce the percentage in aggregate principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in Section 513 or Section 1008 of this Indenture, or reduce (solely insofar as relates to the Notes) the requirements of Section 1504 for quorum or voting or modify (solely insofar as relates to the Notes) any of the provisions of this Section, Section 513 or Section 1008 except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived (solely insofar as relates to the Notes) without the consent of the Holder of each Outstanding Note.

“A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which shall have been included solely for the benefit of the Notes, or which modifies the rights of the Holders of Notes with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

“Anything in this Indenture to the contrary notwithstanding, if more than one series of Securities is Outstanding, the Operating Partnership and the Guarantor shall be entitled to enter into a supplemental indenture under this Section 902 (together with any other parties that are required or permitted, pursuant to this Indenture, to be parties to such supplemental indenture) with respect to any one or more series of Outstanding Securities without entering into a supplemental indenture with respect to any other series of Outstanding Securities; and, without limitation to the foregoing but for purposes of clarity, it is understood and agreed that no consent from any Holders of the Notes shall be required for any amendment or supplement to this Indenture that relates solely to one or more series of Securities other than the Notes.

“It shall not be necessary for any Act of Holders of Notes under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

“Section 903.	Execution of Supplemental Indentures.

“As a condition to executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trust created by this Indenture, the Trustee shall be entitled to receive, and (subject to Sections 315(a) through 315(d) of the Trust Indenture Act) shall be fully protected in relying upon, an Officer’s Certificate of each of the Operating Partnership and the Guarantor and an Opinion of Counsel to

the effect that the execution of such supplemental indenture is authorized or permitted by this Indenture and that such supplemental indenture has been duly authorized, executed and delivered by, and is a valid and binding obligation of, each of the Operating Partnership and the Guarantor, enforceable against the Operating Partnership and the Guarantor in accordance with its terms, subject to customary exceptions. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

“Section 904.	Effect of Supplemental Indentures.

“Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of a Note theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

“Section 905.	Reference in Securities to Supplemental Indentures.

“Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation as to any matter provided for in such supplemental indenture. If the Operating Partnership shall so determine, new Notes and new Guarantees, if any, or guarantees of any Other Guarantors, if any, endorsed thereon, in each case so modified as to conform, in the opinion of the Trustee and the Operating Partnership, to any such supplemental indenture may be prepared by the Operating Partnership and executed (in the case of any such Notes) by the Operating Partnership and executed (in the case of any such Guarantees or any other such guarantees endorsed on such Notes) by the Guarantor or the applicable Other Guarantors, if any, as the case may be, and such Notes may be authenticated and delivered by the Trustee, upon Operating Partnership Order, in exchange for Outstanding Notes.

“Section 906.	Conformity with Trust Indenture Act.

“Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act as then in effect.”

Section 4.07. Amendment to Other Sections of Article Ten of the Original Indenture. Article Ten of the Original Indenture is hereby amended, but only insofar as relates to the Notes, by amending and restating Sections 1005 through 1009 thereof to read in full as follows (and the Table of Contents in the Original Indenture is amended to revise the titles of Sections 1005 and 1009 indicated below in such Table of Contents to conform to the titles set forth below):

“Section 1005.	Existence of the Operating Partnership and the Guarantor.

“Except as permitted under Article Eight, (i) each of the Operating Partnership and the Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence (corporate, partnership or other, as the case may be) and (ii) the Operating Partnership shall do or cause to be done all things necessary to preserve and keep in full force and effect its rights (under its partnership agreement or other organizational documents, as the case may be, and its statutory rights), licenses and franchises; provided, however, that the

Operating Partnership shall not be required to preserve any such right, license or franchise if the Board of Directors of the Operating Partnership determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership.

“Section 1006.	Maintenance of Properties.

“The Operating Partnership will cause all of its material properties and the material properties of each of its Subsidiaries that are used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof (and the Operating Partnership may take out of service for a period of time any of its or its Subsidiaries’ properties that have been condemned or suffered any loss due to casualty in order to make such repairs, betterments and improvements), all as in its judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, notwithstanding anything in this Indenture to the contrary, the Operating Partnership may (i) discontinue the maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Operating Partnership, desirable in the conduct of its business or the business of any Subsidiary of the Operating Partnership and not disadvantageous in any material respect to the Holders of any Notes Outstanding under this Indenture, (ii) remove, or cause its Subsidiaries to remove, permanently any property that has been condemned or suffered a loss due to casualty based on the Operating Partnership’s reasonable judgment that such removal is in the best interest of the Operating Partnership or (iii) sell or otherwise dispose of, or cause its Subsidiaries to sell or otherwise dispose of, for value any of their respective properties in the ordinary course of business.

“Section 1007.	Insurance.

“The Operating Partnership will, and will cause each of its Subsidiaries to, keep in force upon all of its insurable properties insurance policies carried with reputable companies in such amounts and covering such risks as is customary in the industry in which the Operating Partnership and its Subsidiaries do business in accordance with prevailing market conditions and availability.

“Section 1008.	Waiver of Certain Covenants.

“Each of the Operating Partnership and the Guarantor may omit in any particular instance to comply with any term, provision or condition set forth in clause (ii) of Section 1005, Sections 1006 and 1007 and Section 1011 through 1016, inclusive, but in each case solely insofar as relates to the Notes and, if expressly provided pursuant to Section 301, any additional covenants applicable to the Notes if, before the time for such compliance, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, by Act of such Holders, either shall waive such compliance in such instance or generally shall have waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Operating Partnership and the Guarantor, as the case may be, and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

“Section 1009.	Operating Partnership and Guarantor Statement as to Compliance.

“Each of the Operating Partnership and the Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement (which need not be contained in or accompanied by an Officer’s Certificate) signed by the principal executive officer, the principal financial officer or the principal accounting officer of the Operating Partnership or the Guarantor, as applicable, stating whether or not, to the best of his or her knowledge, the Operating Partnership and the Guarantor, as applicable, are in compliance with all terms, conditions, covenants and other provisions of this Indenture, the Securities (without regard to notice requirements or periods of grace) and if the Operating Partnership or the Guarantor, as applicable, shall be in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge.”

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.01. Adoption, Ratification and Confirmation. The Original Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 5.02. Conflicts with Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act deemed to be included in the Indenture pursuant to Section 318(c) thereof, the latter provision shall control.

Section 5.03. Effect of Headings and Table of Contents. The Article, Section and subsection headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 5.04. Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Operating Partnership and the Guarantor shall bind their respective successors and assigns, whether so expressed or not.

Section 5.05. Separability Clause. In case any provision in this Third Supplemental Indenture or any Note that may be endorsed on the certificate evidencing any Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

Section 5.06. Benefits of Third Supplemental Indenture. Nothing in this Third Supplemental Indenture or any Note, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar and any Paying Agent and their successors under the Indenture and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

Section 5.07. Governing Law. This Third Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard, to the extent permitted by applicable law, to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE OPERATING PARTNERSHIP, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS THIRD SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.08. Counterparts. This Third Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. To the extent permitted by applicable law, the exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes, and signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 5.09. Conflicts with Original Indenture. To the extent that any provision of this Third Supplemental Indenture conflicts with the Original Indenture, the provisions of this Third Supplemental Indenture will (except as may be otherwise required by the Trust Indenture Act) govern and be controlling.

Section 5.10. Acceptance by Trustee. The Trustee accepts the amendments and supplements to the Original Indenture effected by, and the other terms and provisions of, this Third Supplemental Indenture and agrees to execute the trusts created by the Original Indenture as hereby amended and supplemented, upon the terms and conditions set forth in the Indenture.

Section 5.11. Numbering of Sections and Articles in the Indenture. As provided above, this Third Supplemental Indenture amends and supplements the Original Indenture, but solely insofar as relates to the Notes, to, among other things, add certain covenants and other provisions designated as Sections 1011 through 1016. Because the foregoing provisions added by this Third Supplemental Indenture relate solely to the Notes, it is understood and agreed that the article and section numbers assigned to provisions added to the Original Indenture with respect to the Notes by this Third Supplemental Indenture may be assigned to provisions that may, in accordance with the terms of the Indenture, be added to the Indenture with respect to any one or more other series of Securities so long as such additional provisions shall relate only to such other series of Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first written above.

MID-AMERICA APARTMENTS, L.P.,
as Issuer
By:	Mid-America Apartment Communities, Inc.,
its general partner

By:	/s/ Albert M. Campbell, III
	Name:	Albert M. Campbell, III
	Title:	EVP and CFO

Attest:

/s/ Robert J. DelPriore
Name:	Robert J. DelPriore
Title:	EVP

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ Albert M. Campbell, III
	Name:	Albert M. Campbell, III
	Title:	EVP and CFO

Attest:

/s/ Robert J. DelPriore
Name:	Robert J. DelPriore
Title:	EVP

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President

ANNEX A

FORM OF NOTE

[This paragraph for inclusion in Global Notes only—] THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE (AS DEFINED BELOW) AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.]

[This paragraph for inclusion in Global Notes only—] UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE OPERATING PARTNERSHIP (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.: R- ●	$●
CUSIP No.59523UAM9
ISIN No.: US59523UAM99

MID-AMERICA APARTMENTS, L.P.

4.000% Senior Notes due 2025

Mid-America Apartments, L.P., a Tennessee limited partnership (hereinafter called the “Operating Partnership”, which term includes any successor thereto under the Indenture referred to below), for value received, hereby promises to pay to ●, or registered assigns, the principal sum of ● Dollars ($●) on November 15, 2025, and to pay interest thereon from November 9, 2015 or from the most recent date to which interest has been paid or duly provided for, semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing May 15, 2016, and at Maturity, at the rate of 4.000% per annum, until the principal hereof is paid or duly made available for payment. Interest on this Note shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Person who was the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Any principal of, or premium, if any, or interest on this Note which is not paid when due shall, to the extent permitted by applicable law, bear interest from the date such amount was originally due to the date of payment of such overdue amount at an interest rate per annum equal to the rate of interest borne by this Note. All such interest on overdue amounts shall be payable on demand.

Payment of the principal of, and premium, if any, and interest on this Note will be made at the Office or Agency of the Operating Partnership maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Operating Partnership, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, further, that, notwithstanding the foregoing, all payments of principal of, and premium, if any, and interest on Notes in global form that are registered in the name of a Depository or its nominee (“Global Notes”) shall be made by wire transfer of immediately available funds (unless otherwise required by the Depository) in accordance with the procedures of the Depository.

This Note is one of a duly authorized issue of Securities of the Operating Partnership issued and to be issued in one or more series under an Indenture dated as of October 16, 2013 (the “Original Indenture”), as amended and supplemented by the Third Supplemental Indenture dated as of November 9, 2015 (the “Third Supplemental Indenture”; the Original Indenture, as amended and supplemented by the Third Supplemental Indenture and any other indentures supplemental thereto, is hereinafter called the “Indenture”), each among the Operating Partnership, Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Guarantor,” which term includes any successor thereto under the Indenture), and U.S. Bank National Association, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Operating Partnership, the Guarantor, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series of Securities designated on the face hereof (such series of Securities, the “Notes”). Anything herein to the contrary notwithstanding, the Notes are not guaranteed by the Guarantor.

Prior to August 15, 2025, the Notes may be redeemed, at any time in whole or from time to time in part, at the option of the Operating Partnership at a Redemption Price equal to the greater of:

(a)	100% of the principal amount of the Notes to be redeemed, and

(b)	the sum of the present values of the remaining scheduled payments of principal of, and interest on, the Notes to be redeemed (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points, plus, in the case of both clauses (a) and (b) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, such Redemption Date.

On and after August 15, 2025, the Notes may be redeemed, at any time in whole or from time to time in part, at the option of the Operating Partnership at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, such Redemption Date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an Interest Payment Date falling on or prior to a Redemption Date for the Notes will be payable to the Persons who were the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” below, the term “Business Day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Comparable Treasury Issue” means, with respect to any Redemption Date for the Notes, the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Independent Investment Banker” means, with respect to any Redemption Date for the Notes, an independent investment banking institution of national standing appointed by the Operating Partnership with respect to such Redemption Date.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes:

(a)	the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b)	if the Operating Partnership obtains fewer than five but more than one such Reference Treasury Dealer Quotations for such Redemption Date, the average of all such quotations, or

(c)	if the Operating Partnership obtains only one such Reference Treasury Dealer Quotation for such Redemption Date, that Reference Treasury Dealer Quotation.

“Reference Treasury Dealer” means with respect to any Redemption Date for the notes, as determined by the Operating Partnership, either (a) (i) two primary U.S. Government securities dealer in The City of New York (each, a “Primary Treasury Dealer”) selected jointly by J.P. Morgan Securities LLC, Jefferies LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC and their respective successors and (ii) three other Primary Treasury Dealers selected by the Operating Partnership or (b) one Primary Treasury Dealer selected by the Operating Partnership and four other Primary Treasury Dealers selected by the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, the average, as determined by the Operating Partnership, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Operating Partnership by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Notice of any redemption by the Operating Partnership will be mailed at least 30 days but not more than 60 days before any Redemption Date to the Holders of the Notes to be redeemed. If less than all of the Outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions of the Notes (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) to be redeemed by such method as the Trustee shall deem fair and appropriate and, in the case of Global Notes, in accordance with the Depository’s procedures; provided, however, that the unredeemed portion of the principal amount of any Note being redeemed in part must be an authorized denomination.

Unless the Operating Partnership defaults in payment of the Redemption Price and accrued unpaid interest on the Notes or portions thereof called for redemption, on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Notes are not subject to, and will not be entitled to the benefit of, any sinking fund.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of, and accrued and unpaid interest on the Notes may be declared immediately due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Operating Partnership, the Guarantor and the Trustee, with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes, to modify or amend (but solely insofar as relates to the Notes) any provisions of the Indenture or of the Notes or the rights of the Holders of the Notes under the Indenture. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive (but solely insofar as relates to the Notes), compliance by the Operating Partnership and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture with respect to the Notes and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Operating Partnership, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on this Note, at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the Office or Agency of the Operating Partnership maintained for the purpose in any place where the principal of, and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Operating Partnership and the Security Registrar duly executed by the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without Coupons in the denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, the Notes are exchangeable for a like aggregate principal amount of Notes in any authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Operating Partnership, the Guarantor, any Other Guarantor of the Notes, the Trustee and any agent of the Operating Partnership, the Guarantor, any such Other Guarantor or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes, whether or not any payment with respect to this Note shall be overdue, and none of the Operating Partnership, the Guarantor, any such Other Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby, upon the satisfaction of certain conditions, (i) the Operating Partnership may be discharged from its obligations with respect to the Notes, and the Operating Partnership and the Guarantor may be discharged from their other respective obligations under the Indenture (in each case subject to certain exceptions) or (ii) the Operating Partnership and the Guarantor may be released from their respective obligations under specified covenants in the Indenture.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or because of any indebtedness evidenced by any of the foregoing, shall be had against any past, present or future partner, shareholder, member, manager, employee, officer, agent or director, solely in their capacity as such, of the Operating Partnership or of any of the Operating Partnership’s predecessors or successors, either directly or through the Operating Partnership or any such predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder and as part of the consideration for the issue of this Note; provided, however, that the foregoing provisions of this paragraph shall not be applicable to, or limit recourse under or upon, any obligation, covenant or agreement of the Guarantor set forth in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York without regard, to the extent permitted by applicable law, to the conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture. To the extent that any term defined in the Original Indenture shall have been superseded or replaced, insofar as relates to the Notes, by a term defined in the Third Supplemental Indenture, then, for all purposes of this Note, such term shall have the meaning specified in the Third Supplemental Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Operating Partnership has caused this instrument to be duly executed by the manual or facsimile signatures of two of the duly authorized officers of its general partner.

Dated: ●

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc., its general partner

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT MIN ACT —		Custodian
TEN ENT—as tenants by the entireties		(Cust)		(Minor)
JT TEN—as joint tenants with right of survivorship		Under Uniform Gifts to Minors

and not as tenants in common	Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing

Attorney
to transfer said security on the books of the Operating Partnership with full power of substitution in the premises.

Dated:	Signed:

Notice: The signature(s) to this assignment must correspond with the name(s) as it (they) appear upon the face of the within security in every particular, without alteration or enlargement or any change whatsoever.